UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 8, 2011

Date of report (Date of earliest event reported)

IMAX Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada	001-35066	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2525 Speakman Drive, Mississauga, Ontario, Canada		L5K 1B1
(Address of Principal Executive Offices)		(Postal Code)

(905) 403-6500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2011 the Company entered into an employment agreement with Mark Welton to serve as the Company’s President, IMAX Theatres commencing on October 3, 2011. Under the terms of the agreement Mr. Welton will receive an annual base salary of $400,000, which is subject to annual review. The agreement further provides that Mr. Welton is entitled to participate in the Company’s Management Bonus Plan with a target annual performance bonus of 37.5% of his base salary.

In addition, on October 8, 2011, Mr. Welton received a grant of 10,000 options to purchase common shares in accordance with the Company’s Stock Option Plan, which options shall vest as to 10% on October 8, 2012, 15% on October 8, 2013, 20% on October 8, 2014, 25% on October 8, 2015 and 30% on October 8, 2016. These options will expire on October 8, 2018. The agreement further provides that in the event Mr. Welton’s employment is terminated without cause, any vested stock options granted to Mr. Welton under the Stock Option Plan will remain available for exercise for a period of six (6) months following the date of such termination.

The agreement provides that in the event of termination without cause, Mr. Welton would be entitled to receive the greater of eighteen (18) months of base salary, a pro-rated portion of the target bonus plus car allowance or one (1) month per year of service up to a maximum of 24 months of base salary, a pro-rated portion of target bonus plus car allowance. Mr. Welton is entitled to receive health benefits throughout the severance period.

The confidentiality, non-competition and non-solicitation provisions of Mr. Welton’s existing employment arrangement remain in force.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation (Registrant)

Date: October 11, 2011	By:	/s/ Robert D. Lister
Name: Robert D. Lister
General Counsel

	By:	/s/ G. Mary Ruby
Name: G. Mary Ruby
Corporate Secretary